[MANNKIND CORPORATION LOGO]



COMPANY CONTACT:                            INVESTOR RELATIONS:
Dick Anderson                               Ina McGuinness or Bruce Voss
Chief Financial Officer                     Lippert/Heilshorn & Associates
661-775-5302                                310-691-7100
danderson@mannkindcorp.com                  imcguinness@lhai.com


          MANNKIND CORPORATION REPORTS FOURTH QUARTER FINANCIAL RESULTS

                 CONFERENCE CALL TO BEGIN TODAY AT 8:30 A.M. EST

VALENCIA, CALIF. (FEBRUARY 3, 2005) - MANNKIND CORPORATION (NASDAQ NM: MNKD) today announced financial results for the three months and year ended December 31, 2004.

For the fourth quarter of 2004 total operating expenses were $21.7 million, compared with $18.7 million in the fourth quarter of 2003. Research and development (R&D) expenses increased $6.5 million to $20.5 million, primarily due to increased costs associated with the Company's expanded clinical trials and related support for its Technosphere(R) Insulin program. General and administrative (G&A) expenses decreased by $3.5 million to $1.2 million for the fourth quarter of 2004, primarily as a result of a $2.6 million credit to non-cash stock-based compensation expense compared with a non-cash stock-based compensation charge of $0.8 million in the fourth quarter of 2003.

The net loss applicable to common stockholders for the fourth quarter of 2004 was $21.2 million, or $0.65 per share on 32.8 million shares outstanding, compared with a net loss applicable to common stockholders of $18.6 million, or $0.93 per share on 20.0 million shares outstanding, in the fourth quarter of 2003. The fourth quarter 2004 share count reflects the completion of an offering of Series C convertible preferred stock in the first quarter of 2004 and an initial public offering of common stock during the third quarter of 2004.

"2004 was a year of substantial progress and notable achievements for our Technosphere Insulin System, particularly in the areas of clinical trials and regulatory affairs," said Hakan Edstrom, President and Chief Operating Officer of MannKind Corporation. "Among our fourth quarter highlights, we are pleased to have reported positive data from our U.S. Phase 2b trial and that we held an End-of-Phase 2 meeting with the FDA. Achieving these milestones is significant in that it allows us to move forward into pivotal Phase 3 trials, which already are underway in Europe and are expected to start by mid-year in the U.S."

Alfred Mann, Chairman and Chief Executive Officer added, "Our enthusiasm for the future of our Technosphere Insulin System is based upon its ease-of-use characteristics and its ability to mimic the first phase insulin release of healthy individuals that no other insulin product currently available or in development can claim. Moreover, we now have evidence that our System can significantly lower HbA1c levels - without inducing severe hypoglycemia - even in patients whose blood glucose levels are only mildly elevated. Insulin therapy has not traditionally been used in such a population, suggesting that our therapy has the potential to expand the use of insulin by the type 2 diabetes population."

For the year ending December 31, 2004 total operating expenses were $77.1 million, compared with $66.3 million for 2003. R&D expenses were $59.3 million in 2004, up $13.7 million from 2003 primarily due to the expansion of the Technosphere Insulin clinical program. R&D expenses for 2004 were partially offset by a $4.0 million State of Connecticut qualified research and development tax credit exchange. Of this amount, approximately $1.5 million consisted of cash received during the third quarter of 2004. G&A expenses for 2004 totaled $17.9 million, a decrease of $2.8 million from 2003 primarily due to $3.3 million in transition and severance expenses resulting from the consolidation in 2003 of our California operations and reduction of our California workforce, offset by increases, in 2004, in non-cash stock-based compensation expense of $0.2 million and recruiting costs of $0.4 million related to our Danbury workforce. Included in 2004 operating expenses is non-cash stock-based compensation expense aggregating $6.8 million, compared with a non-cash stock-based compensation expense of $4.5 million in 2003. The net loss applicable to common stockholders for 2004 totaled $95.9 million, or $3.80 per share on 25.2 million shares outstanding, compared with a net loss applicable to common stockholders of $67.1 million, of $3.63 per share on 18.5 million shares outstanding, for 2003.

Cash, cash equivalents and marketable securities as of December 31, 2004 were $90.5 million, and included net proceeds of approximately $83.6 million upon completion of the Company's initial public offering, including approximately $4.0 million from the exercise of the underwriter's over-allotment option.

CONFERENCE CALL
MannKind management will host a conference call to discuss these results today at 8:30 a.m. Eastern Time. To participate in the call please dial (888) 463-4383 from the U.S. or Canada, or (706) 679-5355 from outside the U.S., or listen to the call on the Internet at www.mannkindcorp.com. A telephone replay will be available for 48 hours following completion of the call by dialing (800) 642-1687 toll-free or (706) 645-9291, and entering reservation number 3368397. The web site replay will be available for 14 days.

ABOUT MANNKIND CORPORATION
MannKind focuses on the discovery, development and commercialization of therapeutic products for diseases such as diabetes and cancer. The Company recently commenced Phase 3 clinical trials in Europe of its lead product, the Technosphere(R) Insulin System, to study its potential for the treatment of diabetes. This System consists of a proprietary dry powder Technosphere(R) formulation of insulin that is inhaled into the deep lung using the Company's MedTone(TM) inhaler. MannKind believes that the performance characteristics, unique kinetics, convenience and ease of use of the Technosphere(R) Insulin System may have the potential to change the way diabetes is treated. For more information on MannKind Corporation and its technology, visit www.mannkindcorp.com.


FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements, including statements related to our clinical trials and product candidates, that involve risks and uncertainties. Words such as "believes", "anticipates", "plans", "expects", "intend", "will", "goal", "potential" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon our current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the progress, timing and results of clinical trials, intellectual property matters, difficulties or delays in seeking or obtaining regulatory approval, manufacturing our lead product candidate, competition from other pharmaceutical or biotechnology companies, our ability to enter into any collaborations or strategic partnerships or obtain additional financing to support our operations, our ability to meet milestones and other risks detailed in our filings with the SEC, including our Registration Statement on Form S-1 and our quarterly reports on Form 10-Q. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this news release.


                               (Tables to follow)

                              MANNKIND CORPORATION

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                   (UNAUDITED)

(In thousands, except per
share data)                             Three Months Ended              Year Ended
                                   ---------------------------   ---------------------------
                                   December 31,   December 31,   December 31,   December 31,
                                       2004           2003           2004           2003
                                   ------------   ------------   ------------   ------------
Revenue                              $     --       $     --       $     --       $     --
                                     --------       --------       --------       --------

OPERATING EXPENSES:
Research and development               20,460         13,965         59,266         45,613
General and administrative              1,237          4,728         17,883         20,699
                                     --------       --------       --------       --------
Total operating expenses               21,697         18,693         77,149         66,312
                                     --------       --------       --------       --------
Loss from operations                  (21,697)       (18,693)       (77,149)       (66,312)
Interest income                           433             91            932            398
Other income (expense)                    114             38            226             36
                                     --------       --------       --------       --------
Loss before provision for
income taxes                          (21,150)       (18,564)       (75,991)       (65,878)
Income taxes                                0              0             (1)            (1)
                                     --------       --------       --------       --------
Net loss                              (21,150)       (18,564)       (75,992)       (65,879)
Deemed dividend related to
beneficial conversion feature
of convertible preferred stock             --             --        (19,822)        (1,017)
Accretion on redeemable
preferred stock                            --            (65)           (60)          (253)
                                     --------       --------       --------       --------
Net loss applicable to common
stockholders                         $(21,150)      $(18,629)      $(95,874)      $(67,149)
                                     ========       ========       ========       ========
Net loss per share:
Basic and diluted                    $  (0.65)      $  (0.93)      $  (3.80)      $  (3.63)
                                     ========       ========       ========       ========
Shares used to compute basic
and diluted net loss per share:
Basic and diluted                      32,768         19,975         25,221         18,488
                                     ========       ========       ========       ========

                              MANNKIND CORPORATION
                      CONSOLIDATED BALANCE SHEET HIGHLIGHTS
                                 (in thousands)

                                                                 December 31,  December 31,
ASSETS                                                               2004          2003
                                                                 ------------  ------------
                                                                 (unaudited)        (1)
Current Assets
   Cash and Cash Equivalents                                       $ 86,737      $ 54,120
   Marketable Securities                                              3,796         1,825
   Restricted Cash                                                      583            --
   State Research and Development Tax Credit Exchange
     Receivable - Current                                             1,500            --
   Prepaid Expenses and Other Current Assets                          3,265         1,859
                                                                   --------      --------

Total Current Assets                                                 95,881        57,804

Property and Equipment - at cost, net                                66,511        67,323
Restricted Cash                                                          --           559
State Research and Development Tax Credit Exchange Receivable
  - Net of Current Portion                                            1,030            --
Other Assets                                                             61           190
                                                                   --------      --------

Total Assets                                                       $163,483      $125,876
                                                                   ========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities                                                $ 13,044      $  8,707
Deferred Compensation - Net of Current Portion                           --           284
Other Liabilities                                                        76           120
Series A Redeemable Convertible Preferred Stock                          --         5,188
Stockholders' Equity                                                150,363       111,577
                                                                   --------      --------

Total Liabilities and Stockholders' Equity                         $163,483      $125,876
                                                                   ========      ========

(1) Information derived from audited financial statements

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